Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-176246) of Dunkin’ Brands Group, Inc. of our report dated April 29, 2011 relating to the financial statements of B-R 31 Ice Cream Co. Ltd., which appears in this Form 10-K/A. We also consent to the reference to us under the heading “Experts” in this Form 10-K/A.

/s/ PricewaterhouseCoopers Aarata

Tokyo, Japan

March 16, 2012